Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
July 26, 2007	Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Selected Highlights

•                  Second quarter sales increase 24% to $34.5 million versus comparable year-ago quarter

•                  Q2 net income up 13% to $5.7 million, or $0.46 per share, versus Q2 last year

•                  Explosive Metalworking backlog reaches record $84.7 million

BOULDER, Colo. — July 26, 2007 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), a leading provider of explosion-welded clad metal plates, today reported financial results for its second quarter ended June 30, 2007.

Second quarter sales increased 24% to $34.5 million from $27.8 million in the second quarter last year. Second quarter gross margin was 35% versus 36% in the comparable year-ago quarter. Income from operations increased 12% to $8.8 million from $7.8 million in the second quarter last year.  Net income increased 13% to $5.7 million, or $0.46 per diluted share, from $5.0 million, or $0.41 per diluted share, in the second quarter last year.

Explosive Metalworking

The Company’s Explosive Metalworking segment reported second quarter sales of $33.1 million, up 24% from $26.6 million in the second quarter last year. Second quarter operating income increased 17% to $9.0 million from $7.7 million in the comparable year-ago quarter.  Order backlog at the end of the second quarter was a record $84.7 million, an increase of 62% from the backlog reported at the end of last year’s second quarter, and up 25% from the end of this year’s first quarter.

AMK Welding

Second quarter sales at the Company’s AMK Welding segment increased 21% to $1.3 million versus $1.1 million in the second quarter last year.  Operating income was $18,000 versus $122,000 reported in the comparable year-ago quarter.

Management Commentary

Yvon Cariou, president and chief executive officer, said, “We are very encouraged by our achievements during the second quarter, which was a period marked both by strong operational performance and robust order volume.  Quoting activity for our DETACLAD® explosion-welded plates was very strong throughout much of the quarter, and our sales team was successful at converting a large number of contract opportunities into firm orders. The success of our sales efforts is clearly reflected in our sharply higher order backlog.”

“The expansion program at our Mt. Braddock, Penn. facility is nearly complete,” Cariou added.  “Most of our new capacity is now on line, and we expect the final equipment will arrive during the third quarter.   We believe we are now well positioned internally to address the mounting level of work we are facing. Although there is continued tension in the supply chain for carbon steel backing plates, we do not believe this situation is impacting our ability to attract new orders.  We are working closely with our suppliers to improve the predictability of material arrivals.”

Cariou said significant enhancements also have been made to the infrastructure and operations of the Company’s AMK Welding business. “We are increasingly encouraged by the prospects for improved performance within this segment.”

Rick Santa, chief financial officer, said, “In light of our strong performance through the first half of the year, as well as the growth in our order backlog, we are optimistic we will surpass our targeted 2007 top-line growth rate of 20%.”

Santa said DMC utilized cash during the quarter to increase inventories required for the manufacturing of new orders, as well as to fund the Company’s capacity expansion programs.  Cash at the end of the second quarter was $10.4 million versus $20.9 million at December 31, 2006.  Total current assets at the end of the quarter were $69.5 million, up from $63.8 million at the end of last year. Working capital improved to $43.8 million from $38.6 million at December 31, 2006.

Six-Month Results

Through six months, sales increased 28% to $67.5 million compared with $52.9 million in the comparable six-month period of 2006.  Gross margin was 34% versus 36% in the same period a year ago. Income from operations increased 14% to $16.3 million compared with $14.3 million in the comparable 2006 period.  Net income through six months was $10.5 million, or $0.86 per diluted share, versus $10.5 million, or $0.86 per diluted share, in the same period last year. Net income in the 2006 six-month period included a gain from discontinued operations of $1.4 million, or $0.11 per share, net of tax, attributable to the sale of a real estate purchase option.

The Explosive Metalworking segment reported six-month sales of $64.6 million, an improvement of 27% versus sales of $50.8 million in the first half of 2006. Operating income increased 15% to $16.6 million compared with $14.4 million in the prior year’s six-month period.

Six-month sales at AMK Welding increased 39% to $2.9 million compared with sales of $2.1 million in the comparable year-ago period. Operating income increased 23% to $282,000 compared with $230,000 in the prior-year period.

Conference call information

Management will hold a conference call to discuss second quarter results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 866-831-6247 (617-213-8856 for international callers) and entering the passcode 61143078.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through July 28, 2007, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 26769381.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates two business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s website at www.dynamicmaterials.com.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipment; fluctuations in customer demand; changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006.

###

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
NET SALES	$34,454	$27,754	$67,548	$52,928
COST OF PRODUCTS SOLD	22,375	17,833	44,618	33,727
Gross profit	12,079	9,921	22,930	19,201
COSTS AND EXPENSES:
General and administrative expenses	1,854	1,153	3,516	2,681
Selling expenses	1,455	946	3,101	2,270
Total costs and expenses	3,309	2,099	6,617	4,951
INCOME FROM OPERATIONS OF CONTINUING OPERATIONS	8,770	7,822	16,313	14,250
OTHER INCOME (EXPENSE):
Interest income, net	177	132	365	225
Other expense	(13)	(11)	(20)	(16)
INCOME BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	8,934	7,943	16,658	14,459
INCOME TAX PROVISION	3,275	2,938	6,116	5,317
INCOME FROM CONTINUING OPERATIONS	5,659	5,005	10,542	9,142
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	—	—	1,357
NET INCOME	$5,659	$5,005	$10,542	$10,499
INCOME PER SHARE - BASIC:
Continuing operations	$0.47	$0.42	$0.88	$0.78
Discontinued operations	—	—	—	0.11
Net income	$0.47	$0.42	$0.88	$0.89
INCOME PER SHARE - DILUTED:
Continuing operations	$0.46	$0.41	$0.86	$0.75
Discontinued operations	—	—	—	0.11
Net income	$0.46	$0.41	$0.86	$0.86
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -
Basic	12,048,969	11,805,610	12,029,382	11,786,957
Diluted	12,239,256	12,229,189	12,232,569	12,223,268
ANNUAL DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$—	$0.15	$0.15

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Cash and cash equivalents	$10,374	$17,886
Restricted cash	—	3,059
Accounts receivable, net	26,036	21,549
Inventories	30,350	19,226
Other current assets	2,778	2,127
Total current assets	69,538	63,847
Property, plant and equipment, net	24,404	20,260
Other long-term assets	869	866
Total assets	$94,811	$84,973
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$15,001	$13,572
Dividend payable	1,821	—
Accrued income taxes	611	1,892
Customer advances	2,754	2,394
Other current liabilities	5,127	7,057
Current portion of long-term debt	390	382
Total current liabilities	25,704	25,297
Long-term debt	—	382
Other long-term liabilities	1,645	1,714
Stockholders’ equity	67,462	57,580
Total liabilities and stockholders’ equity	$94,811	$84,973

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(Dollars in Thousands)

(unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,542	$10,499
Adjustments to reconcile net income to net cash provided by (used in) operating activities -
Income from discontinued operations, net of tax	—	(1,357)
Depreciation	910	645
Amortization of capitalized debt issuance costs	—	14
Stock-based compensation	519	353
Provision for deferred income taxes	(80)	656
Change in working capital, net	(14,503)	(2,473)
Net cash provided by (used in) operating activities	(2,612)	8,337
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(4,977)	(2,561)
Sale of marketable securities	—	1,950
Loan to related party	—	(1,206)
Repayment on loan to related party	—	1,206
Change in other non-current assets	(13)	147
Payment received on other receivables related to discontinued operations	—	3
Cash flows provided by investing activities of discontinued operations	—	2,197
Net cash flows provided by (used in) investing activities	(4,990)	1,736
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on lines of credit, net	—	(47)
Payments on long-term debt	(385)	(446)
Payment of dividends	—	(1,766)
Net proceeds from issuance of common stock	382	207
Tax benefit related to stock options	—	94
Other cash flows from financing activities	10	15
Net cash flows provided by (used in) financing activities	7	(1,943)
EFFECTS OF EXCHANGE RATES ON CASH	83	117
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,512)	8,247
CASH AND CASH EQUIVALENTS, beginning of the period	17,886	5,763
CASH AND CASH EQUIVALENTS, end of the period	$10,374	$14,010